Exhibit 99


                                                                 Community Banks
                                                                 ---------------
Press
Release
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For immediate release                              Contact:  Jennifer Clippinger
                                                                  CommunityBanks
                                                                    717.920.5838

       Christine Sears named to Community Banks, Inc. Board of Directors

HARRISBURG, PA (August 1, 2005) - Community Banks, Inc. (Listed on NASDAQ: CMTY) announces the appointment of Christine Sears to its Board of Directors.
         Sears serves as Senior Vice President and Chief Financial Officer of Penn National Insurance, located in Harrisburg. Penn National Insurance employs more than 900 people and serves customers in nine states.
         "We are excited to have Christine join our board and become a member of the Audit Committee. With her solid financial background and strong business acumen, Christine will be a valuable asset to the Board, as we expand the Community franchise," said Eddie L. Dunklebarger, Chairman, President and CEO of CommunityBanks.
         Christine currently serves as Secretary and Treasurer for the United Way of the Capital Region, and also serves as the Treasurer of the Penn State Harrisburg Board of Advisors. In addition, she is a member of the Advisory Council of the Penn State Harrisburg School of Business Administration.
         Sears holds a B.A. in Business Administration from Penn State University and is a Certified Public Accountant. She was recently selected as one of the Best 50 Women in Business in Pennsylvania.
         Headquartered in Harrisburg, Pennsylvania, CommunityBanks is a full-service banking and financial services organization, operating 69 banking offices and more than 120 ATMs in central and northeastern Pennsylvania and northern Maryland. In addition to retail and commercial banking services, CommunityBanks offers complete trust, investment, insurance, and title services.
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